Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Media: Ellen Bates (281) 445-6559
Investors: Robert Cherry (281) 591-4560

FMC Technologies Reports Third Quarter Diluted Earnings per Share from Continuing Operations of $0.60, up 46 Percent

Highlights:

•	Subsea inbound orders of $766 million up $490 million from the prior-year quarter and 81 percent year-to-date

•	Energy Systems operating profit up 42 percent compared to prior-year quarter

•	The Company increases guidance for earnings from continuing operations to a range of $2.16 to $2.21

•	The Company announces its intent to spin-off its FoodTech and Airport Systems businesses in a tax-free distribution to shareholders

HOUSTON, October 29, 2007 – FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2007 revenue of $1.1 billion, up 22 percent over the third quarter of 2006 led by the strength of its subsea systems business. Diluted earnings per share from continuing operations were $0.60, up 46 percent from $0.41 per diluted share in the prior-year quarter.

Inbound orders in the quarter totaled $1.5 billion of which $766 million was in subsea systems. Backlog reached $3.7 billion, including a record $2.6 billion for subsea systems.

Operating profit in Energy Systems was strong year-over-year, up 43 percent in Energy Production Systems and up 41 percent in Energy Processing Systems.

“We continue to see positive returns from being positioned as the technology leader in our industry,” said Peter D. Kinnear, President and Chief Executive Officer. “Our energy segments again showed robust growth improving year-over-year in orders, backlog, sales, and operating profit, allowing us to raise our estimate for continuing operations for the full year to $2.16—$2.21 per fully diluted share.” Mr. Kinnear added, “We are also announcing our intent to spin-off our FoodTech and Airport Systems businesses to shareholders in a tax-free distribution. With the growth in the energy businesses over the past few years, FoodTech and Airport Systems have become a smaller part of the total company. We now feel that they would perform better as an independent public company focused on their respective markets.”

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FMC Technologies Reports Third Quarter Diluted Earnings per Share from Continuing Operations of $0.60, up 46 Percent	2

Energy Production Systems

Energy Production Systems’ third quarter revenue of $683.8 million increased 21 percent over the prior-year quarter, due mainly to increased subsea systems sales. Revenue for subsea systems was $521 million in the quarter, up 17 percent from the prior-year quarter. Surface wellhead revenue improved 31 percent from the prior-year quarter.

Energy Production Systems’ operating profit of $70.4 million increased 43 percent over the prior-year quarter. The increase was due both to higher volume and operating margin in subsea systems. Surface wellhead operating profit improved due to higher volume.

Energy Production Systems’ inbound orders were $943.0 million for the third quarter, up $533.0 million over the prior-year quarter due to the strength of orders for subsea systems. Subsea systems inbound orders were $766 million in the quarter, up 178 percent from the prior-year quarter and 81 percent year-to-date. Energy Production backlog of $2.9 billion was up 88 percent from the prior-year quarter and up 10 percent sequentially. Subsea backlog was a record $2.6 billion at the end of the third quarter.

Energy Processing Systems

Energy Processing Systems’ third quarter revenue of $199.6 million was 14 percent higher than the prior-year quarter. The revenue improvement over the prior-year quarter was primarily the result of strong demand from service companies for fluid control products, including WECO®/Chiksan® equipment, which were up 25 percent from the prior-year quarter and 11 percent sequentially.

Energy Processing Systems’ third quarter operating profit of $38.0 million was 41 percent higher than the prior-year quarter. The improvement was largely the result of higher volume and operating margins in both fluid control and measurement solutions.

Energy Processing Systems’ inbound orders were $219.3 million for the third quarter, up 4 percent over the prior-year quarter and up 16 percent sequentially. Backlog is $357.2 million, up 31 percent from the prior-year quarter on strong fluid control, loading systems and measurement systems orders.

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FMC Technologies Reports Third Quarter Diluted Earnings per Share from Continuing Operations of $0.60, up 46 Percent	3

FoodTech

FoodTech’s revenue of $146.1 million in the third quarter was up 39 percent from the prior-year quarter due to increased sales of food processing, cooking, and freezing equipment. Operating profit of $14.1 million was up 44 percent from the prior-year quarter on the strength of higher volume in the cooking and freezing product lines.

Inbound orders totaled $153.9 million in the quarter. Backlog was $181.2 million, up 29 percent from the prior-year quarter driven by increased orders for food processing equipment.

Airport Systems

Airport Systems’ third quarter revenue of $108.9 million was up 22 percent compared to the third quarter of 2006 due to increased demand for ground systems equipment. Airport Systems’ third quarter operating profit of $11.7 million was up 38 percent from the prior-year quarter due to the higher volume.

Inbound orders totaled $134.9 million in the quarter. Backlog was $245.7 million, up 33 percent from the prior-year quarter on the strength of aircraft tow tractor and loader orders for North America and Europe.

Corporate Items

Corporate expense in the third quarter of 2007 was $10.0 million, $1.5 million above the prior-year quarter. Other expense, net, of $0.8 million decreased $4.2 million from the prior year quarter reflecting $8.9 million in increased net gains associated with marking equity and financial instruments to market. Partially offsetting these increased net gains were increased stock-based compensation and increased LIFO expense.

Net interest expense in the third quarter of 2007 was $3.3 million, up $1.9 million from the prior-year quarter due to higher debt. The tax rate in the third quarter was 34 percent.

Net debt of $158.6 million was down $106.9 million from the prior quarter. In the quarter, the Company repurchased 599,681 shares of common stock for $26.6 million.

Depreciation and amortization for the third quarter of 2007 was $21.6 million, up from $18.1 million in the prior-year quarter.

Capital expenditures during the third quarter of 2007 totaled $49.3 million, up from $35.8 million in the prior-year quarter due mainly to continued capacity expansion projects in Energy Systems and investment in new Light Well Intervention systems.

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FMC Technologies Reports Third Quarter Diluted Earnings per Share from Continuing Operations of $0.60, up 46 Percent	4

FoodTech and Airport Systems Spin-off

FMC Technologies announced its intent to combine its FoodTech and Airport Systems businesses into a separate, publicly-traded company and distribute it to shareholders in a manner that is tax free to shareholders. The Company estimates the distribution will occur in mid 2008.

Completion of the transaction is subject to final approval by the FMC Technologies Board of Directors, receipt of a tax ruling from the IRS, and the filing and effectiveness of registration statements with the U.S. Securities and Exchange Commission. The Company has retained Morgan Stanley to assist in this transaction.

Summary and Outlook

FMC Technologies reported earnings per diluted share from continuing operations of $0.60, up 46 percent from the prior-year quarter. On the strength of subsea, surface wellhead, and fluid control, Energy Production Systems’ and Energy Processing Systems’ operating profits were up 43 and 41 percent, respectively. Subsea systems’ orders increased $490 million from the prior-year quarter and are up 81 percent year-to-date, as its backlog reached a record $2.6 billion.

The energy businesses are expected to have another strong year in 2007, primarily driven by the secular growth of subsea systems. The Company increased its estimate for full year 2007 earnings per diluted share from continuing operations, including FoodTech and Airport Systems, to a range of $2.16 to $2.21.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. The Company also produces food processing equipment for the food industry and specialized equipment to service the aviation industry. Twice named as the Most Admired Oil and Gas, Equipment Service Company by FORTUNE magazine, FMC Technologies employs approximately 12,000 people and operates 33 manufacturing facilities in 19 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its third quarter 2007 conference call at 9:00 a.m. (Eastern Daylight Time) on Tuesday, October 30, 2007. The event will be available at www.fmctechnologies.com. It also will be available for replay after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

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FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Revenue	$1,136.0	$931.2	$3,251.9	$2,688.9
Costs and expenses	1,025.6	851.2	2,940.0	2,466.6

	110.4	80.0	311.9	222.3
Other income, net	13.1	1.4	15.9	1.6
Minority interests	(0.1)	(0.3)	(0.5)	(1.4)

Income before net interest expense and income taxes	123.4	81.1	327.3	222.5
Net interest expense	(3.3)	(1.4)	(8.9)	(5.2)

Income from continuing operations before income taxes	120.1	79.7	318.4	217.3
Provision for income taxes	40.6	22.2	103.7	71.2

Income from continuing operations	79.5	57.5	214.7	146.1
(Loss) income from discontinued operations, net of tax	(0.8)	3.5	(1.8)	27.4

Net income	$78.7	$61.0	$212.9	$173.5

Basic Earnings per share:
Income from continuing operations	$0.61	$0.42	$1.63	$1.06
(Loss) income from discontinued operations	(0.01)	0.03	(0.02)	0.20

Basic earnings per share	$0.60	$0.45	$1.61	$1.26

Diluted Earnings per share:
Income from continuing operations	$0.60	$0.41	$1.60	$1.04
(Loss) income from discontinued operations	(0.01)	0.02	(0.02)	0.19

Diluted earnings per share	$0.59	$0.43	$1.58	$1.23

Weighted average shares outstanding:
Basic	130.2	137.3	131.7	137.4

Diluted	132.6	140.8	134.2	140.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Revenue

Energy Production Systems	$683.8	$564.0	$2,015.3	$1,615.0
Energy Processing Systems	199.6	174.7	556.8	485.8
Intercompany eliminations	(0.6)	(0.5)	(1.4)	(1.1)

Subtotal Energy Systems	882.8	738.2	2,570.7	2,099.7
FoodTech	146.1	104.9	421.0	357.3
Airport Systems	108.9	89.3	266.8	236.7
Intercompany eliminations	(1.8)	(1.2)	(6.6)	(4.8)

	$1,136.0	$931.2	$3,251.9	$2,688.9

Income before income taxes

Segment operating profit
Energy Production Systems	$70.4	$49.3	$202.4	$139.8
Energy Processing Systems	38.0	27.0	103.2	77.2

Subtotal Energy Systems	108.4	76.3	305.6	217.0
FoodTech	14.1	9.8	36.3	32.1
Airport Systems	11.7	8.5	20.5	15.8

Total segment operating profit	134.2	94.6	362.4	264.9

Corporate items
Corporate expense	(10.0)	(8.5)	(26.9)	(23.8)
Other expense, net (1)	(0.8)	(5.0)	(8.2)	(18.6)
Net interest expense	(3.3)	(1.4)	(8.9)	(5.2)

Total corporate items	(14.1)	(14.9)	(44.0)	(47.6)

Income from continuing operations before income taxes	$120.1	$79.7	$318.4	$217.3

(1)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Inbound Orders

Energy Production Systems	$943.0	$410.0	$2,907.5	$1,715.0
Energy Processing Systems	219.3	210.0	608.0	543.8
Intercompany eliminations	(0.3)	(0.4)	(2.1)	(0.8)

Subtotal Energy Systems	1,162.0	619.6	3,513.4	2,258.0
FoodTech	153.9	113.3	441.6	376.1
Airport Systems	134.9	99.4	359.7	327.1
Intercompany eliminations	(2.9)	(2.3)	(7.2)	(5.1)

Total inbound orders	$1,447.9	$830.0	$4,307.5	$2,956.1

	September 30
	2007	2006
Order Backlog
Energy Production Systems	$2,920.0	$1,549.3
Energy Processing Systems	357.2	272.8
Intercompany eliminations	(1.0)	(0.1)

Subtotal Energy Systems	3,276.2	1,822.0
FoodTech	181.2	140.8
Airport Systems	245.7	184.2
Intercompany eliminations	(2.1)	(1.6)

Total order backlog	$3,701.0	$2,145.4

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2007	December 31, 2006
	(Unaudited)
Cash and cash equivalents	$239.9	$79.5
Trade receivables, net	983.8	898.1
Inventories	703.3	584.4
Other current assets	223.6	103.8
Assets of discontinued operations	4.2	26.3

Total current assets	2,154.8	1,692.1

Property, plant and equipment, net	509.9	444.4
Goodwill	170.5	122.8
Intangible assets, net	90.9	64.6
Investments	33.7	26.0
Other assets	229.6	137.9

Total assets	$3,189.4	$2,487.8

Short-term debt and current portion of long-term debt	$105.5	$5.8
Accounts payable, trade and other	451.7	420.4
Advance payments and progress billings	682.0	444.9
Other current liabilities	408.7	322.5
Liabilities of discontinued operations	4.3	15.3

Total current liabilities	1,652.2	1,208.9

Long-term debt, less current portion	293.0	212.6
Other liabilities	294.4	180.3
Common stock	1.4	0.7
Other stockholders' equity	948.4	885.3

Total liabilities and stockholders' equity	$3,189.4	$2,487.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30
	2007	2006
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$214.7	$146.1
Depreciation and amortization	61.9	51.9
Trade accounts receivable, net	(38.9)	(78.9)
Inventories	(100.8)	(141.2)
Accounts payable, trade and other	1.8	(11.7)
Advance payments and progress billings	205.2	52.8
Other	(67.6)	42.4

Net cash provided by operating activities of continuing operations	276.3	61.4

Cash (required) provided by operating activities of discontinued operations	(0.1)	32.9

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(120.6)	(96.4)
Proceeds on disposal of assets and other	65.1	4.7
Acquisitions, net of acquired cash	(44.9)	(9.5)

Net cash required by investing activities of continuing operations	(100.4)	(101.2)

Cash provided (required) by investing activities of discontinued operations	7.8	(0.3)

Cash provided (required) by financing activities:
Net issuance (payment) of debt	179.9	(33.7)
Issuance of capital stock	18.4	21.9
Purchase of stock held in treasury	(250.8)	(87.9)
Excess tax benefits	20.6	12.0
Net increase (decrease) in common stock held in employee benefit trust	0.4	(1.1)

Net cash required by financing activities	(31.5)	(88.8)

Effect of changes in foreign exchange rates on cash and cash equivalents	8.3	1.8

Increase (decrease) in cash and cash equivalents	160.4	(94.2)

Cash and cash equivalents, beginning of period	79.5	152.9

Cash and cash equivalents, end of period	$239.9	$58.7